Exhibit 8.2

[Form of Opinion of Wachtell, Lipton, Rosen & Katz]

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

March [    ], 2007

Sky Financial Group, Inc.

P.O. Box 428

211 South Church Street

Bowling Green, Ohio 43402

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), relating to the proposed merger of Sky Financial Group, Inc., an Ohio corporation (“Sky”), with and into Penguin Acquisition, LLC, a Maryland limited liability company and wholly owned subsidiary of Huntington that is disregarded as an entity separate from Huntington under Treasury Regulation Section 301.7701-3 (“Merger Sub”), with Merger Sub surviving the merger.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes matters of United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Wachtell, Lipton, Rosen & Katz